Exhibit 10.2

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this   9    day of July, 2026 (the “Effective Date”), between ARE-SD REGION NO. 39 OWNER, LLC, a Delaware limited liability company (“Landlord”), and CAPRICOR THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Building:	9625 Towne Centre Drive, San Diego, California

Premises:

The entire Building, containing approximately 171,001 rentable square feet, consisting of (i) approximately 43,453 rentable square feet located on the first floor of the Building, (ii) approximately 42,417 rentable square feet located on the second floor of the Building, (iii) approximately 42,417 rentable square feet located on the third floor of the Building, and (iv) approximately 42,714 rentable square feet located on the subterranean level, all as determined by Landlord, as shown on Exhibit A.

Project:

The land on which the Building is located, consisting of approximately 7.42 acres, together with all improvements thereon (including, without limitation, the Building and parking areas) and all appurtenances thereto as shown on Exhibit B.

Base Rent:	Initially, $67.20 per rentable square foot of the Premises per year, subject to adjustment pursuant to Section 4 hereof.

Rentable Area of Premises: 171,001 sq. ft.

Rentable Area of Project: 171,001 sq. ft.

Tenant’s Share of Operating Expenses: 100%

Security Deposit Amount: $957,605.60

Rent Adjustment Percentage: 3%

Base Term:

Beginning on the Commencement Date and ending 138 months from the first day of the first full month following the Rent Commencement Date. For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use:

Research and development laboratory, manufacturing, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
ARE-SD Region No. 39 JV, LLC	[***]
[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 2

Tenant’s Notice Address:

Capricor Therapeutics, Inc.

9625 Towne Centre Drive

San Diego, California 92121

[***]

With a copy to:

Capricor Therapeutics, Inc.

10865 Road to the Cure

Suite 150

San Diego, CA 92121

[***]

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G – OPEX EXCLUSIONS	[X] EXHIBIT H – LANDLORD’S FF&E
[X] EXHIBIT I – MAINTENANCE RESPONSIBILITIES MATRIX
[X] EXHIBIT J – REMAINING LANDLORD REPAIRS

1.Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project outside of the Building are collectively referred to herein as the “Common Areas.” Subject to the terms and conditions of this Lease, Tenant shall have the appurtenant right to use the Common Areas. Except (i) for any required utility easements and the like, (ii) as may be required for compliance with Legal Requirements (as defined below), and/or (iii) as necessary for Landlord to comply with its obligations under this Lease (e.g., vendors and others doing work in the Common Areas), Landlord shall not grant any third parties (other than Tenant) any rights to use the Common Areas. The Common Areas shall include, without limitation, the parking areas, exterior areas, and any common amenities now or hereafter located in or on the Project, if any, as may exist from time to time, in accordance with the provisions hereof (each, a “Project Amenity” and collectively, the “Project Amenities”). From and after the Commencement Date through the expiration of the Term (as defined in Section 2), Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2.Commencement Date; Rent Commencement Date; Lease Contingency; Acceptance of Premises. Landlord and Tenant acknowledge that as of the Effective Date, Tenant is currently occupying the Premises pursuant to that certain License Agreement between Landlord and Tenant dated as of May 14, 2026 (the “License Agreement”). The “Commencement Date” shall be the earlier of (i) the date that the Lease Contingency (defined below) is satisfied or waived, or (ii) December 31, 2026. The “Rent Commencement Date” shall be twelve (12) months after the Commencement Date. For example, if the Commencement Date occurs on December 16, 2026, then the Rent Commencement Date shall be December 16, 2027. The period commencing on the Commencement Date through the day immediately preceding the Rent Commencement Date may be referred to herein as the “Abatement Period.” Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined in the Basic Lease Provisions and any Extension Terms which Tenant may exercise pursuant to Section 39 of this Lease.

Net Laboratory	9625 Towne Centre/Capricor - Page 3

[***]

Except as set forth in the Work Letter or as otherwise expressly set forth in this Lease: (A) Tenant shall accept the Premises in their condition as of the Commencement Date; (B) Landlord shall have no obligation for any defects in the Premises except to the extent arising from Landlord’s express obligations under this Lease or the Work Letter, or from Landlord’s failure to perform the Landlord Maintenance Obligations; and (C) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Notwithstanding the foregoing, Tenant’s possession of the Premises under this Lease shall not be deemed to release Landlord from any of its obligations under this Lease including, without limitation, under Section 13 or the Work Letter.

Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that pursuant to the License Agreement, Landlord agreed to complete certain Licensor Repairs (as described in Exhibit I attached to the License Agreement). A list of the outstanding repairs to be made by Landlord is attached hereto as Exhibit J (the “Remaining Landlord Repairs”). To the extent that the Remaining Landlord Repairs are not completed by the Commencement Date of this Lease, Landlord shall be responsible, at its sole cost, for the completion of such Remaining Landlord Repairs and the cost of such Remaining Landlord Repairs shall not be passed through to Tenant as part of Operating Expenses; provided, however, once the Remaining Landlord Repairs are completed (whether prior to or after the Commencement Date), any future repairs or replacements of the items listed on Exhibit J may be passed through as part of Operating Expenses, subject to the terms of Section 5 and Exhibit G of this Lease.

During the Term, Landlord shall provide, and Tenant shall have the right to use, certain furniture, fixtures and equipment as described on Exhibit H attached hereto (collectively, “Landlord’s FF&E”), at no additional cost to Tenant. During the Term, Tenant shall have the right to purchase from Landlord, for One and No/100 Dollar ($1.00), all or any portion of Landlord’s FF&E (collectively, the “Purchased Landlord’s FF&E”). Tenant may exercise such purchase right at any time after the Commencement Date by written notice to Landlord, whereupon the Purchased Landlord’s FF&E shall be deemed Tenant’s Property for all

Net Laboratory	9625 Towne Centre/Capricor - Page 4

purposes under this Lease. Tenant shall have the one-time right within one hundred twenty (120) days after the Commencement Date to provide Landlord with a written list of any of Landlord’s FF&E that Tenant elects not to purchase or use, and Landlord shall remove such items within thirty (30) days at Landlord’s expense. Landlord and Tenant shall amend the Lease to replace Exhibit H with a final list of Landlord’s FF&E, if applicable. Tenant shall have no right to remove any of Landlord's FF&E from the Premises at any time during the Term; provided, however, once purchased Tenant may remove, relocate, use or dispose of any Purchased Landlord’s FF&E in Tenant’s sole discretion. Any Landlord’s FF&E remaining in the Premises during the Term that is not Purchased Landlord’s FF&E shall be returned to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty.

Notwithstanding the foregoing, if Tenant elects at any time after the Effective Date, to relocate any of Landlord’s FF&E to 10121 Barnes Canyon Road, San Diego, California, Tenant shall have the right to do so; provided, however, that (i) Tenant shall provide Landlord with a detailed written list of the Landlord’s FF&E that is being relocated prior to its relocation, (ii) if the Lease Contingency is satisfied or waived, or if the Contingency Termination Right is not timely exercised and this Lease remains in full force and effect, then such relocated FF&E shall be considered Purchased Landlord’s FF&E and (iii) if this Lease is terminated pursuant to the Contingency Termination Right, then Tenant shall promptly return the relocated Landlord’s FF&E to the Premises, and if any of such relocated Landlord’s FF&E is not in substantially the same condition as it was as of the Effective Date, Tenant shall be responsible for repairing and/or replacing it so that it is in substantially the same condition as it was as of the Effective Date.

Except as expressly set forth in this Lease, including any rights or obligations thereunder that expressly survive or are expressly incorporated into this Lease, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, the Building or the Project, and/or the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises, the Building or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations that are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.Rent.

(a)Base Rent. Tenant shall deliver to Landlord, concurrent with Tenant’s delivery of an executed copy of this Lease to Landlord, the Base Rent due for the first full calendar month following the expiration of the Base Rent Abatement Period (as defined below). Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, after the Base Rent Abatement Period, in lawful currency of the United States of America, to the physical address designated by Landlord or by federally insured electronic fund transfer (“EFT”) via wire, Society for Worldwide Interbank Financial Communications (SWIFT) or automated clearing house (ACH) pursuant to the instructions provided by Landlord to Tenant (the “EFT Payment Instructions”). All EFT payments made by Tenant pursuant to this Section 3(a) must include a reference to ARE-SD Region No. 39 Owner, LLC, as well as the address of the Building (i.e., 9625 Towne Centre Drive). Payments of Base Rent for any fractional calendar month shall be prorated. Notwithstanding anything to the contrary contained herein, if the Rent Commencement Date occurs on a day other than the first day of a calendar month, then Tenant shall pay to Landlord the prorated Base Rent for such partial month on the Rent Commencement Date and the prepaid Base Rent delivered by Tenant pursuant to this first sentence of this Section 3(a) shall be applied to the first full calendar month following the Rent Commencement Date. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

Net Laboratory	9625 Towne Centre/Capricor - Page 5

Notwithstanding anything to the contrary contained in this Lease, so long as Tenant is not in default under this Lease (beyond applicable notice and cure periods) (i) commencing on the Rent Commencement Date and continuing for eighteen (18) months (the “Base Rent Abatement Period”), Base Rent for the entire Premises shall be abated, and (ii) during months nineteen (19) through twenty-four (24) following the Rent Commencement Date (the “Partial Base Rent Abatement Period”), Tenant shall be required to pay Base Rent with respect to only 128,068 rentable square feet of the Premises. On the day immediately following the expiration of the Partial Base Rent Abatement Period, Tenant will be required to pay Base Rent with respect to the entire Premises. For the avoidance of doubt, Tenant shall be responsible for the payment of Operating Expenses and Utility Costs (as defined in Section 11) and janitorial services for the entire Premises during the Base Rent Abatement Period and Partial Base Rent Abatement Period.

(b)Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5) as provided in Section 5, and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period. Tenant shall pay to Landlord any and all Additional Rent due hereunder by EFT in accordance with the EFT Payment Instructions. All EFT payments made by Tenant pursuant to this Section 3(b) must include a reference to ARE-SD Region No. 39 Owner, LLC, as well as the address of the Building (i.e., 9625 Towne Centre Drive).

4.Adjustments.

(a)Annual Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (provided, however, that if the Rent Commencement Date occurs on a day other than the first day of a calendar month, then Base Rent shall be increased on each annual anniversary of the first day of the first full calendar month immediately following the Rent Commencement Date) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(b)Intentionally deleted.

5.Operating Expense Payments.

(a)Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. Commencing on the earlier of (i) the date that the Tenant Improvements are Substantially Completed (as defined in the Work Letter), or (ii) the Rent Commencement Date, and continuing thereafter on the first day of each calendar month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

(b)The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project, including, without limitation, (1) Taxes (as defined in Section 9), (2) insurance, (3) intentionally deleted, and (4) the cost of repairs, improvements and replacements, provided that to the extent that such repairs, improvements and/or replacements are reasonably determined by Landlord in accordance with sound real estate accounting principles to be capital in nature (each, a “Capital Expenditure”), such costs shall be amortized over the useful life of such Capital Expenditure, as reasonably determined by Landlord taking into account all relevant factors including, without limitation, the 24/7 operation of the Building, with interest at the lesser of (i) [***], or (ii) Landlord’s or its affiliates’ actual cost of funds, excluding only those costs and expenses listed on Exhibit G and any other costs expressly excluded under this Lease.

Net Laboratory	9625 Towne Centre/Capricor - Page 6

As part of Operating Expenses, Tenant shall be required to pay the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 1% of Base Rent (the “Administration Rent”). For so long as Tenant is performing the Self-Management Obligations (as defined below), the Administration Rent payable by Tenant under this Lease shall not exceed 1% of the Base Rent. Notwithstanding anything to the contrary contained herein, during the Abatement Period, Base Rent Abatement Period and Partial Base Rent Abatement Period, Tenant shall be required to pay Administration Rent each month equal to the amount of the Administration Rent that Tenant would have been required to pay in the absence of there being an Abatement Period, Base Rent Abatement Period and Partial Base Rent Abatement Period.

(c)Within ninety (90) days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement for the previous calendar year (an “Annual Statement”) showing in reasonable detail: (i) the total Operating Expenses, (ii) Tenant’s Share of Operating Expenses, and (iii) the total amount of Operating Expenses actually paid by Tenant. If Tenant’s Share of Operating Expenses for such calendar year exceeds the total amount of Operating Expenses actually paid by Tenant for such calendar year, then the excess shall be due and payable by Tenant as Rent within thirty (30) days after delivery of such Annual Statement to Tenant. If the total amount of Operating Expenses actually paid by Tenant for such calendar year exceeds the amount of Tenant’s Share of Operating Expenses for such calendar year, then Landlord shall pay the excess to Tenant within thirty (30) days after delivery of such Annual Statement, except that after the expiration or earlier termination of the Term, or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

Notwithstanding anything to the contrary contained herein including, without limitation, Section 5(d), in the event that Landlord fails to deliver the Annual Statement and/or any corrective Annual Statements within eighteen (18) months after the end of the applicable calendar year, then except as expressly set forth below, Landlord shall be deemed to have waived Landlord’s right to deliver the Annual Statement and Tenant shall not be responsible for the payment of items of Operating Expenses that would have been reflected in such Annual Statement and/or corrective Annual Statements (except for Taxes for which Tenant is responsible under this Lease and/or any costs for which Landlord is billed after the expiration of such eighteen (18) month period and, with respect to any such Taxes or other costs for which Landlord is billed after the expiration of such eighteen (18) month period, Landlord shall have the right to deliver a further corrective Annual Statement or invoice to Tenant within ninety (90) days after Landlord is billed for such Taxes or other costs and, if Landlord fails to do so, Landlord shall be deemed to have waived its right to collect such Taxes or other costs from Tenant; provided, however, in no event shall Tenant be responsible for any interest, penalties, professional fees or other charges on account of Landlord’s failure to timely pay such Taxes or other costs except to the extent Tenant did not timely pay such Taxes or other costs to Landlord under this Lease.

(d)The Annual Statement shall be final and binding upon Tenant unless Tenant, within sixty (60) days after Landlord’s delivery to Tenant of the Annual Statement, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such sixty (60) day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s tax bills, insurance bills and invoices (which may be provided in an electronic format or through a file sharing site to which Landlord shall give Tenant access) relating to the operation of the Project for the calendar year reflected in such Annual Statement as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the calendar year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review

Net Laboratory	9625 Towne Centre/Capricor - Page 7

shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within thirty (30) days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all actual, out-of-pocket costs incurred by Tenant for the Independent Review. Tenant shall not disclose any Expense Information provided or the results of any Independent Review to any third parties; provided, however, that Tenant may disclose such information to Tenant’s employees, attorneys, accountants and lease administrators (provided that Tenant shall deliver written notice to all parties requiring them to treat such information as confidential) in connection with Tenant’s Permitted Use or if required in connection with any dispute resolution proceeding between Landlord and Tenant.

(e)Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

(f)“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share of Operating Expenses, subject to adjustment only to the extent the parties mutually agree in writing in connection with any future development or reconfiguration of the Project approved by Tenant pursuant to this Lease. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.Security Deposit. Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the Security Deposit Amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC- insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft, by facsimile or by overnight courier. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any draw down on the Letter of Credit pursuant to this paragraph, Tenant shall deliver to Landlord, within five (5) business days after written demand from Landlord, a new Letter of Credit complying with all of the requirements hereof (a “Replacement Letter of Credit”) for the full Security Deposit Amount set forth in the Basic Lease Provisions. Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon. Upon bankruptcy of Tenant or other debtor-creditor proceedings against Tenant as debtor, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which

Net Laboratory	9625 Towne Centre/Capricor - Page 8

Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within ninety (90) days after the expiration or earlier termination of this Lease.

Tenant shall deliver a Replacement Letter of Credit to Landlord at least thirty (30) days before the stated expiration date of any then current Letter of Credit for the full Security Deposit Amount set forth in the Basic Lease Provisions. If Tenant does not provide Landlord with a Replacement Letter of Credit as required pursuant to the immediately preceding sentence, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit until Tenant delivers a Replacement Letter of Credit to Landlord, at which time Landlord shall refund to Tenant the amount of the cash Security Deposit to Tenant less any amount applied under this Lease.

If at any time during the Term the issuer of the Letter of Credit is declared insolvent or is placed into receivership by the FDIC or any other Governmental Authority, or if the issuer is downgraded by S&P/Moody’s (if the issuer is credit-rated) or the issuer’s 5-year Credit Default Swap spread (as quoted, and if available on Bloomberg Professional Services) goes above 250 bps at any point during the Term, then following the delivery of written notice from Landlord to Tenant, (x) Landlord shall have the right to immediately draw the full amount of the existing Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit, and (y) Tenant shall have thirty (30) days to deliver a Replacement Letter of Credit to Landlord. If Landlord is unable to draw on the existing Letter of Credit as provided for in clause (x) above then, within three (3) days after Landlord’s delivery of written request to Tenant, Tenant shall deliver to Landlord cash in the Security Deposit Amount set forth in the Basic Lease Provisions as an interim Security Deposit until such time as Tenant delivers a Replacement Letter of Credit to Landlord. Upon Tenant’s delivery of a Replacement Letter of Credit to Landlord, Landlord shall refund to Tenant the amount of the cash Security Deposit less any amount applied under this Lease.

Notwithstanding anything to the contrary contained in this Lease, no additional Security Deposit shall be required in connection with any Transfer or Permitted Assignment except to the extent expressly agreed by Landlord and Tenant in writing.

If Landlord transfers its interest in the Project or this Lease, Landlord shall transfer any Security Deposit then held by Landlord to such transferee of Landlord’s interest. Upon such transfer, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

Notwithstanding anything to the contrary contained in this Section 6, if Tenant is unable to deliver the Letter of Credit to Landlord upon Tenant’s execution of this Lease, then, in consideration of Landlord providing additional time for Tenant to deliver the Letter of Credit, Tenant shall deliver an interim cash security deposit in the amount of $957,605.60 (the “Interim Cash Security Deposit”) to Landlord concurrently with Tenant’s execution of this Lease. If Tenant elects to deliver the Interim Cash Security Deposit pursuant to the foregoing sentence, Tenant shall be required to deliver the Letter of Credit to Landlord no later than 60 days after the Effective Date and the Interim Cash Security Deposit shall be treated as the Security Deposit under this Lease until Landlord receives the Letter of Credit. Following Tenant’s delivery to Landlord of the Letter of Credit, Landlord shall promptly return the Interim Cash Security Deposit to Tenant.

7.Use.

(a)Generally. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared by any Governmental Authority (as

Net Laboratory	9625 Towne Centre/Capricor - Page 9

defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 7. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar Legal Requirement. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other occupants of the Project, if any. In no event shall Tenant conduct any auction, liquidation, or going out of business sale on the Premises, or use or allow the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises, and Tenant shall not transport or move machinery or equipment through the Common Areas of the Project or in the Project elevators in a manner that would materially damage the Project or violate Legal Requirements; provided that Landlord’s prior written consent shall be required only to the extent expressly required under Section 12 or if such transport or move could reasonably be expected to affect the Building structure or Building Systems. Except as contemplated by the Work Letter, the Tenant Improvements, any approved Alterations or the Permitted Use, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner that will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as of the Commencement Date.

(b)Compliance. Commencing on the Commencement Date, Landlord shall make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements and the cost of such alterations or modifications shall (x) constitute an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located), or (y) be at Tenant’s expense to the extent such Legal Requirement is triggered by Tenant’s particular use of the Premises or Tenant’s Alterations. Except as otherwise expressly provided in the immediately preceding sentence, Tenant, at its sole expense, shall make any alterations or modifications to the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises and any Alterations. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all Claims (as defined in Section 16) arising out of or in connection with Legal Requirements related to Tenant’s use or occupancy of the Premises or any Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s use or occupancy of the Premises or any Alterations.

(c)Sustainability. Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.

8.Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (a) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to (i) [***] in effect during the last thirty (30) days of the Term, plus (ii) Tenant’s Share of Operating Expenses, plus (iii) all other amounts payable by Tenant under this Lease, and (b) if such holdover continues for more than thirty (30) days, Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over including, without limitation, consequential damages; provided, however, that if Tenant delivers written inquiry to Landlord within thirty (30) days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be

Net Laboratory	9625 Towne Centre/Capricor - Page 10

construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.Taxes. Landlord shall pay, subject to reimbursement as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed on the Project by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (a) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (b) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (c) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (d) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (e) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. In no event shall Taxes include any federal, state or local income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for any Taxes payable hereunder. Furthermore, in no event shall Taxes include any interest, penalties, professional fees or other charges on account of Landlord’s failure to timely pay any Taxes except to the extent Tenant did not timely pay Taxes to Landlord under this Lease. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. If any such Taxes are levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and regardless of whether such improvements or alterations are affixed to the real property so as to become a part thereof, Landlord shall have the right, but not the obligation, to pay such Taxes and Tenant shall reimburse Landlord for the same if Landlord pays such Taxes, or otherwise pay such Taxes directly to the applicable Governmental Authority. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

Following the Rent Commencement Date, if Tenant disputes in good faith any valuation of the Project or assessment of Tenant’s personal property, trade fixtures or improvements or alterations in the Premises, then Tenant may request in writing (a “Tax Dispute Notice”) that Landlord contest the same. A Tax Dispute Notice shall set forth in reasonable detail the particular matters which Tenant disputes and Tenant’s basis for such dispute. Upon receipt of a Tax Dispute Notice, provided that no Default exists hereunder, Landlord shall contest those matters set forth in the applicable Tax Dispute Notice. Tenant shall reimburse Landlord within thirty (30) days of invoice for all actual, reasonable costs and expenses reasonably incurred by Landlord in contesting such matters, which shall set forth such costs and expenses in reasonable detail. Failure of Tenant to timely pay the foregoing amounts shall permit Landlord to suspend or terminate any such contest. Tenant shall be entitled to Tenant’s Share of any refund obtained by reason of any such contest or otherwise whether obtained during or after the expiration of the Term, except that if the refund shall relate to the year in which the Rent Commencement Date occurs or the Term expires, Tenant’s Share of the refund shall be apportioned between Landlord and Tenant according to the number of days within the Term provided Tenant paid Taxes for the year relating to such refund. If Landlord fails to commence to contest those matters set forth in a Tax Dispute Notice within forty-five (45) days after delivery of such Tax Dispute Notice, then Tenant may deliver a second written notice requesting that Landlord contest those matters set forth in the applicable Tax Dispute Notice. If within ten (10) days following receipt of such second written notice, Landlord fails to commence to contest those matters set forth in the applicable Tax Dispute Notice, then, so long as Tenant is not in Default, Tenant shall have the right to contest or review, at Tenant’s expense, by appropriate proceedings (which may be instituted during the

Net Laboratory	9625 Towne Centre/Capricor - Page 11

Term, and if instituted shall be with the reasonable cooperation of Landlord if requested) those matters set forth in the applicable Tax Dispute Notice. Upon reasonable request from Tenant, Landlord shall furnish, on a timely basis, such data, documents, information and assistance and make such appearances as may be reasonably required by Tenant. Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant in connection with any such protest, appeal or other proceedings. Tenant shall not abandon any appeal without first offering to Landlord the right to prosecute such appeal. In no event may Tenant reach any agreement with any Governmental Authorities with respect to Taxes for any future tax year(s) or any other property which may be binding on Landlord without Landlord’s consent.

10.Parking. Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the exclusive right, at no additional cost during the Term, to use all of the parking spaces located at the Project, which as of the Effective Date of this Lease currently total 382 parking spaces. Except in the event of an emergency, and subject to Legal Requirements, Force Majeure or a Taking, (a) Landlord shall not reduce, relocate or reconfigure the parking areas located in the Project without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) Landlord shall not construct any improvements in the Project that will obstruct or interfere with Tenant’s use, access to or enjoyment of the parking areas without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

11.Utilities; Services.

(a)Generally. Landlord shall provide or cause to be provided to the Premises, subject to Tenant directly paying all of the costs thereof and the terms of this Section 11, (i) water, (ii) electricity (including lights and plugs), (iii) heat, ventilation and air conditioning (collectively, “HVAC”), (iv) power, and (v) sewer (each, a “Utility” and collectively, “Utilities”). Tenant shall use reasonable efforts to set up separate accounts for each Utility to allow for the transfer of such accounts and direct billing of costs of such Utilities to Tenant, and Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant to effect such transfer. Commencing on the Commencement Date, Tenant shall pay directly to the Utility provider, prior to delinquency, all Utilities and services (including, without limitation, electricity, water, sewer, telephone and internet service) furnished to Tenant or the Premises during the Term; provided, however, that if Tenant and Landlord are unable to transfer the account for any particular Utility directly to Tenant, then Tenant shall reimburse Landlord for the costs of such Utility within fifteen (15) days of written demand from Landlord (collectively, the “Utility Costs”). Except as expressly provided in this Section 11, Section 18, Section 19 or elsewhere in this Lease, no interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as otherwise provided in the immediately following paragraph, the abatement of Rent and other fees or costs due under this Lease.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of a Utility Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord or a default by Landlord under this Lease, and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of a Utility Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than three (3) consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, Tenant’s use of the Premises for its normal operations is materially and adversely affected, then there shall be an abatement of Rent, Operating Expenses and Administration Rent payable with respect to the affected portion of the Premises for each day during which such Service Interruption continues after such three (3) business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise

Net Laboratory	9625 Towne Centre/Capricor - Page 12

be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Utility Service” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease, and shall expressly exclude any service or electricity that is provided from the Existing Generators or any generator within the Generator Area (as such terms are defined in Section 11(c) below). The provisions of this paragraph shall apply to Tenant and any assignee under a Permitted Assignment.

(b)Janitorial. Commencing on the Commencement Date, Tenant shall be responsible for contracting directly with a vendor reasonably acceptable to Landlord and paying for its own janitorial services for the Premises.

(c)Emergency Generators.

(i)Existing Generators. [***]

(ii)Tenant Generators. [***]

Net Laboratory	9625 Towne Centre/Capricor - Page 13

(d)Energy Usage Data. With respect to separately metered Utilities provided to the Premises that are paid for by Tenant directly to the Utility provider, Tenant shall provide Landlord, upon reasonable request, with copies of water and energy usage data to the extent reasonably required for Landlord’s compliance with applicable Legal Requirements or Landlord’s sustainability reporting requirements. Tenant shall not be required to provide utility account login credentials. The reasonable third-party costs and expenses incurred by Landlord in connection with receiving and analyzing such water and energy usage data (not to exceed $500 annually) shall be included as part of Operating Expenses only to the extent required by applicable Legal Requirements and otherwise permitted under this Lease.

12.Alterations and Tenant’s Property.

(a)Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the Building structure or Building Systems and shall not be otherwise unreasonably withheld. Notwithstanding anything to the contrary contained herein, so long as no Default exists by Tenant under this Lease, Tenant shall have the right to make any Alterations required for Tenant’s Permitted Use in the manufacturing space in the Premises (“Manufacturing Space Alterations”) without the need for Landlord’s consent so long as (i) such Manufacturing Space Alterations will not materially or adversely affect the Building structure or any Building Systems, (ii) Tenant notifies Landlord in writing, which notice shall be delivered to Landlord not less than fifteen (15) business days in advance of any proposed construction, of such intended Manufacturing Space Alterations along with a description of the scope of such Manufacturing Space Alterations (and, if applicable, the plans and specifications for such Manufacturing Space Alterations) and (iii) Tenant provides Landlord with a list of the providers performing work or supplying materials. Tenant shall be required to remove the Manufacturing Space Alterations prior to the expiration or earlier termination of the Term unless, at the time Landlord receives Tenant’s notice of such Manufacturing Space Alterations, Landlord notifies Tenant in writing that no removal is required. In addition, Tenant may, subject to the terms of this Section 12, construct nonstructural, cosmetic Alterations in the Premises without Landlord’s prior approval (a “Notice-Only Alteration”) if the aggregate cost of all such work in any twelve (12) month period does not exceed [***] (the “Notice-Only Alteration Cap”), provided Tenant notifies Landlord in writing, which notice shall be delivered to Landlord not less than fifteen (15) business days in advance of any proposed construction, of such intended Notice-Only Alteration along with a description of the scope of such Notice-Only Alteration (and, if applicable, the plans and specifications for such Notice-Only Alteration) and a list of the identities and mailing addresses of all persons performing work or supplying materials. Commencing on the second anniversary of the Commencement Date and continuing on each anniversary thereafter during the Base Term, the Notice- Only Alteration Cap shall be increased by 10%. Landlord may impose reasonable conditions on Tenant in connection with the commencement, performance and completion of Alterations that require Landlord’s approval, but no additional conditions shall apply to Notice-Only Alterations or Manufacturing Space Alterations except as expressly set forth in this Section 12. Any request for approval of an Alteration shall be in writing, delivered not less than fifteen (15) business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with

Net Laboratory	9625 Towne Centre/Capricor - Page 14

applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with applicable insurance requirements and applicable Legal Requirements, and shall, subject to Section 7, implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall reimburse Landlord for the reasonable third-party, out-of-pocket costs incurred by Landlord for review of Alterations that affect the Building structure or Building Systems, but Tenant shall not be charged for Landlord’s internal costs or for Notice-Only Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

(b)Upon Landlord’s written request with respect to Alterations requiring Landlord’s approval that are reasonably expected to cost more than [***] or materially affect the Building structure or Building Systems, Tenant shall furnish reasonable security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of such Alterations free and clear of liens; provided, however, that performance and payment bonds shall not be required to be recorded or provided by Tenant’s contractors or their subcontractors, of any tier, unless reasonably required by Landlord based on a request by Tenant for approval of performance of Alterations by a contractor or subcontractor that has not been pre-approved by Landlord and who does not meet the requirements of the Lease for prequalification of contractors or subcontractors. With respect to any Alteration that is reasonably expected to cost more than [***], Tenant shall provide (and cause each contractor or subcontractor performing such work to provide) certificates of insurance for workers’ compensation and other coverage in commercially reasonable amounts and from insurance companies reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) with respect to any Alteration that is reasonably expected to cost more than [***], sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors, or conditional lien waivers followed by final lien waivers when final payment is made; and (ii) “as built” plans for any such Alteration to the extent prepared and customarily available.

(c)Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for out of the TI Fund (as defined in the Work Letter) or otherwise paid for all or in part by Landlord that may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods that penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk- in cold rooms, walk-in warm rooms, clean rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property that was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. Any restoration period beyond the expiration or earlier termination of the Term shall constitute a holdover pursuant to Section 8. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an

Net Laboratory	9625 Towne Centre/Capricor - Page 15

interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, Landlord agrees to consider such request in good faith, and, if Landlord consents to such waiver, Landlord will execute a lien waiver provided it is in a form and content reasonably acceptable to Landlord. If Landlord consents to such waiver, Tenant shall pay to Landlord an administrative fee of $2,500 for the preparation and/or negotiation of each such lien waiver. Tenant may remove Tenant’s Property during the Term and following expiration or earlier rejection by Landlord of this Lease in bankruptcy or termination of this Lease to the extent such removal does not cause material damage and subject to Tenant’s obligation to repair any damage caused by removal as set forth above, ordinary wear and tear excepted.

Tenant shall not be required to remove or restore the Tenant Improvements (as reflected in the approved Space Plans attached to the Work Letter) at the expiration or earlier termination of the Lease, nor shall Tenant have the right to remove any Tenant Improvements at any time except as otherwise contemplated pursuant to this Section 12.

13.Landlord’s Repairs. Landlord, subject to reimbursement as part of Operating Expenses (but subject to Exhibit G and any other limitations on or exclusions to Operating Expenses expressly set forth in this Lease), shall maintain (a) all of the structural and roof (including the roof membrane), exterior walls and windows, landscaping, parking and Common Areas of the Project, and (b) the items identified on the “Maintenance Responsibilities Matrix” set forth on Exhibit I attached hereto as the responsibility of Landlord (collectively, the “Landlord Maintenance Obligations”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord (provided that if any such items are Self-Management Obligations, then only following Tenant’s failure to repair such damages within applicable notice and cure periods) and, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements reasonably within the scope of Landlord’s Maintenance Obligations (or Self-Management Obligations with respect to which Landlord has agreed in writing to be responsible), which are, in the judgment of Landlord, desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant at least seventy-two (72) hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this paragraph, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant shall notify Landlord if Tenant requires more than seventy- two (72) hours in order to prepare for any shut-down, and Landlord shall defer such work for the period of time requested by Tenant to enable Tenant to make accommodations to preserve its development activities; provided that Landlord shall not be liable for any failure to make repairs during such deferral period. Except as expressly provided in this Lease, Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition, subject to ordinary wear and tear, (a) all portions of the Premises, including, without limitation, entries, doors, ceilings, non-structural components of windows, interior walls, the interior side of demising walls and (b) the items identified in the Maintenance Responsibilities Matrix as the responsibility of Tenant, including, without limitation, the Existing Generators, the HVAC, plumbing, fire sprinklers and other life safety systems, elevators and all other building systems serving the Building (“Building Systems”). Tenant’s maintenance responsibilities provided for in the immediately preceding sentence shall be referred to herein as the “Self-Management Obligations.” If Tenant fails to maintain any

Net Laboratory	9625 Towne Centre/Capricor - Page 16

portion of the Project for which Tenant is responsible as part of the Self-Management Obligations in a Class A manner reasonably acceptable to Landlord within the requirements of this Lease, Landlord shall provide Tenant with written notice of such failure. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within thirty (30) days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may (i) perform such work and shall be reimbursed by Tenant within thirty (30) days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant and (ii) if Tenant fails to cure such failure within the applicable notice and cure period, perform only the work reasonably necessary to cure such failure and Tenant shall reimburse Landlord for the actual costs incurred by Landlord as part of Operating Expenses. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party.

The Self-Management Obligations shall include the procurement and maintenance of contracts, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Self-Management Obligations (the “Maintenance Contracts”). Notwithstanding anything to the contrary contained herein, the scope of work of any such Maintenance Contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with the standard maintenance procedures for the applicable equipment. Landlord shall have no obligation to perform any Self-Management Obligations. The Self-Management Obligations shall in no event include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Project, and Landlord shall continue to be responsible, as provided in Section 13, for capital repairs and replacements required to be made to the Building and Project. Landlord and Tenant acknowledge and agree that for so long as Tenant is performing the Self-Management Obligations, the Administration Rent payable by Tenant under this Lease is [***] of the Base Rent; provided, however, if Landlord assumes any Self-Management Obligations as a result of Tenant’s failure to perform any of its Self-Management Obligations promptly after written notice thereof from Landlord, Administration Rent payable by Tenant shall be increased to [***] of Base Rent only during the period that Landlord is actually performing such Self- Management Obligations.

15.Mechanic’s Liens. Tenant shall fully discharge of record from title or from the public record, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within [***] after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant; provided, however, Tenant may contest any such lien in good faith so long as Tenant, within such [***], bonds over such lien or otherwise provides security reasonably sufficient, as reasonably determined by Landlord in good faith, to protect Landlord and the Project from foreclosure, forfeiture, sale or material impairment of title, and thereafter diligently prosecutes such contest to completion. Should Tenant fail to fully discharge of record any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the costs incurred by Landlord in connection therewith shall be payable to Landlord by Tenant as Additional Rent within [***] after Tenant’s receipt of an invoice therefor from Landlord. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant for Tenant’s Permitted Use, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in the suite number designated to the Premises in the Basic Lease Provisions.

Net Laboratory	9625 Towne Centre/Capricor - Page 17

16.Indemnification.

(a)By Tenant. Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, members, partners, agents, sub-agents, affiliates and lease signatories, and any Holder of a Mortgage (collectively, “Landlord Indemnified Parties”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (each, a “Claim” and collectively, “Claims”) for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of the use or occupancy of the Premises or the Project by Tenant or any Tenant Parties (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence, or a default of this Lease, by any of the Landlord Indemnified Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

(b)By Landlord. Subject to all of the other provisions of this Lease including, without limitation, the waivers provided in Sections 17 and 36, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all third party Claims for injury or death to persons or damage to property occurring at the Project (outside of the Premises) caused by Landlord’s willful misconduct or negligence, except to the extent caused by the willful misconduct or negligence of Tenant or Tenant Parties.

(c)Procedure. A person or entity seeking to be indemnified hereunder (the “Indemnitee”) will give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of each Claim for indemnification hereunder, specifying the amount and nature of the Claim. As soon as practicable after the date of such notice, Indemnitee will provide Indemnitor all information and documentation reasonably necessary to support and verify the losses so claimed.

(d)General. So long as Indemnitor is conducting the defense of the Claim in accordance with this Section 16, (i) Indemnitee may retain separate co-counsel, at its own cost and expense, and participate in the defense of the Claim, (ii) Indemnitee will not consent to the entry of any judgment or enter into any settlement of the Claim without the prior written consent of Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, (iii) Indemnitee will reasonably cooperate with Indemnitor’s defense of such Claim, and (iv) Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that such consent of Indemnitee will not be required if the judgment or settlement (w) does not admit fault or wrongdoing on behalf of Indemnitee, (x) is not the subject of any press release that mentions Indemnitee or the Project, and does not otherwise create any negative publicity with respect to Indemnitee or the Project, (y) provides for a full recovery by Indemnitee of all damages subject to such Claims, and (z) contains a full release of Claims against Indemnitee.

The provisions of this Section 16 shall survive the expiration or earlier termination of this Lease.

17.Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project (not including any property and improvements required to be insured by Tenant pursuant to the immediately following paragraph). Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than [***] for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. All such

Net Laboratory	9625 Towne Centre/Capricor - Page 18

insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance that Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; [***]. The commercial general liability insurance maintained by Tenant shall include Alexandria Real Estate Equities, Inc. (“ARE”), ARE-SD Region No. 39 HoldCo, LLC, ARE-SD Region No. 39 JV, LLC, ARE-SD Region No. 39 MM, LLC, ARE-SD Region No. 39 TRS, LLC, Columbia California Towne Centre Office Properties, LLC, Columbia Office Properties, LLC, Clarion Partners, LLC, BioProperties Management, Inc., Landlord, and each of their officers, directors, employees, managers, members, partners, agents, affiliates and lease signatories (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Tenant shall (i) provide Landlord with thirty (30) days advance written notice of cancellation of such policies, and (ii) request Tenant’s insurer to endeavor to provide thirty (30) days advance written notice to Landlord of cancellation of such policies (or ten (10) days in the event of a cancellation due to non-payment of premium). Certificates of insurance showing the limits of coverage required hereunder and showing the Landlord Insured Parties and Additional Insured Parties (as defined below) as additional insureds, shall be delivered to Landlord by Tenant (i) concurrent with Tenant’s delivery to Landlord of a copy of this Lease executed by Tenant, and (ii) prior to each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlord with renewal certificates.

Upon written request of Landlord, Tenant shall, in addition to the Landlord Insured Parties, include the following parties as additional insureds under Tenant’s commercial general liability insurance and umbrella insurance policies (collectively, “Additional Insured Parties”): (i) any Holder of a Mortgage encumbering the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby

Net Laboratory	9625 Towne Centre/Capricor - Page 19

sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised no more frequently than every three (3) years to levels then generally required by institutional landlords of comparable Class A life science projects in the Torrey Pines and UTC areas of San Diego for tenants occupying an entire Class A laboratory/office project, provided that such increases are commercially reasonable and consistent with coverages then available in the insurance market.

18.Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within sixty (60) days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). [***]. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any licenses, clearances, approvals, authorizations or permits issued by or from any Governmental Authority having jurisdiction over the presence, use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises by Tenant or any Tenant Parties (collectively referred to herein as the “Environmental Permits”) and otherwise required in order to, on an unrestricted basis, enter into and restore the Premises; provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, either Landlord or Tenant may by written notice to the other delivered within five (5) business days after the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is [***] after the later of: (i) discovery of such damage or destruction, or (ii) the date the release or termination of all required Environmental Permits are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Promptly following the date that Landlord makes the Premises available to Tenant for Tenant’s repairs and/or restoration, Tenant shall, at Tenant’s expense, promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain the release or termination of Environmental Permits, all repairs or restoration (which restoration shall be performed as an Alteration in accordance with Section 12) not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than two (2) months to repair such damage; provided, however, that such notice is delivered within ten (10) business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration, except to the extent insurance proceeds are unavailable due to Landlord’s failure to maintain the insurance required to be maintained by Landlord under this Lease. Rent, Operating Expenses and Administration Rent payable with respect to the affected portion of the Premises shall be abated from the date the release or termination of all required Environmental Permits are obtained until the Premises are repaired and restored, in the proportion that the area of the Premises, if any, that is not usable by Tenant bears to the total area of the Premises, unless and to the extent Landlord provides Tenant with other reasonably comparable and utilizable space at the

Net Laboratory	9625 Towne Centre/Capricor - Page 20

Project during the period of repair that is suitable for the temporary conduct of Tenant’s Permitted Use. In the event that the release or termination of Environmental Permits are not required to be obtained by Tenant with respect to the Premises, Base Rent shall be abated commencing on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation that is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of such date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be adjusted accordingly under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, that Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for compensation separately awarded or recoverable by Tenant for Tenant’s relocation expenses, loss of business, and damage to Tenant’s Property and trade fixtures and unamortized improvements paid for solely by Tenant (and not in whole or in part by Landlord), if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20.Events of Default. Each of the following events, after the expiration of any notice and cure period expressly provided for in this Lease, shall be a default (“Default”) by Tenant under this Lease:

(a)	Payment Defaults.

(i)Tenant shall fail to pay any installment of Base Rent, Operating Expenses or Utility Costs when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Base Rent, Operating Expenses or Utility Costs within five (5) business days after any such notice not more than once in any twelve (12) month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(ii)Tenant shall fail to pay any Rent or other amount payable by Tenant hereunder (other than Base Rent, Operating Expenses or Utility Costs) within thirty (30) days after receipt of written notice that such amount is due.

(b)Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least five (5) days before the expiration of the current coverage.

Net Laboratory	9625 Towne Centre/Capricor - Page 21

(c)Abandonment. Tenant shall abandon the Premises with no affirmative plan to reoccupy the Premises. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28 and provides reasonably detailed documentation to Landlord confirming such matters, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d)Improper Transfer. Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within [***] of the action. This Section 20(d) shall not apply to any mechanic’s lien, materialmen’s lien or similar lien, any Uniform Commercial Code financing statement or security interest encumbering only Tenant’s Property, any lien, foreclosure, receivership or other proceeding affecting Landlord’s fee interest or any superior estate in the Project, or any Taking.

(e)Liens. Tenant shall fail to fully discharge of record, bond over, or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within [***] after Tenant receives written notice that such lien has been filed; provided, however, Tenant may contest any such lien in good faith so long as Tenant bonds over such lien or otherwise protects Landlord and the Project from foreclosure, forfeiture or sale.

(f)Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief that is not dismissed within [***] of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within five (5) business days after a second notice requesting such document.

(h)Financial Information. Tenant fails to provide any financial information required to be delivered by Tenant to Landlord pursuant to Section 40(c) following written request from Landlord, within five (5) business days after a second notice requesting such financial information.

(i)Security Deposit. Tenant fails to comply with the requirements of Section 6 and such failure continues beyond the applicable notice and cure period expressly set forth in Section 6, or if no such period is expressly set forth, for ten (10) business days after written notice from Landlord.

(j)Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant. Any notice given under this Section 20(j) shall: (i) specify the alleged default in reasonable detail, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice. Notwithstanding the foregoing, if the nature of Tenant’s default pursuant to this Section 20(j) is such that it cannot reasonably be cured by the payment of funds, does not affect the safety, security or integrity of the Building or Building Systems and reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed to be in Default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes the

Net Laboratory	9625 Towne Centre/Capricor - Page 22

same to completion; provided, however, that upon request by Landlord from time to time, Tenant shall provide Landlord with a reasonably detailed written status reports regarding the status of such cure and the actions being taken by Tenant.

21.	Landlord’s Remedies.

(a)Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to [***] or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to [***]% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within five (5) business days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the fifth (5th) business day after the date due until paid.

(c)Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i)Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy that it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii)Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A)The worth at the time of award of any unpaid rent that has been earned at the time of such termination; plus

(B)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C)The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that

Net Laboratory	9625 Towne Centre/Capricor - Page 23

in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii)Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to the terms of Section 22). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv)Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v)Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(vi)Landlord shall have the right to suspend funding of any allowance.

(d)Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge; provided, however, Tenant does not waive any statutory notice, redemption or similar right to the extent such waiver is prohibited by applicable law. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder

Net Laboratory	9625 Towne Centre/Capricor - Page 24

be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22.	Assignment and Subletting.

(a)General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign, transfer, allocate, or otherwise make or suffer any disposition of this Lease or any of its rights or obligations hereunder, including, without limitation, to a corporation or other entity which is a successor- in-interest to Tenant by the purchase of all or substantially all of the assets or the ownership interests of Tenant, or enter into or suffer any merger, consolidation, corporate division, reorganization or restructuring, or sublease the Premises or any part thereof, or mortgage, pledge, or hypothecate its leasehold interest, or grant any concession or license within the Premises, or enter into or suffer any transaction or event that would have the effect of any of the foregoing (any of the transactions or events described above in this sentence being sometimes referred to herein as a “Transfer”), and any Transfer or attempted Transfer without Landlord’s prior written consent in each instance, other than pursuant to a Permitted Assignment (as defined below), shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof that are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or transaction or series of transfers or transactions whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities that were owners thereof as of the Effective Date to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company as of the Effective Date, shall be deemed a Transfer requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, the term “Transfer” shall not include (i) any mechanic’s lien, materialmen’s lien, construction lien, design professional lien or similar lien arising out of work performed, materials furnished or obligations incurred by or on behalf of Tenant or any Tenant Party, which liens shall be governed by any rights of Landlord or obligations of Tenant contained in and pursuant to Section 15 and Section 20(e) of this Lease, or (ii) any Uniform Commercial Code financing statement, equipment lien, purchase-money security interest or other security interest encumbering Tenant’s Property (and, for the avoidance of doubt, expressly excluding any items which Tenant is precluded under this Lease from removing from the Premises); provided, however, that none of the items described in clause (ii) results in any obligations being imposed on Landlord, limits or impacts any rights which Landlord has under this Lease including, without limitation, against Tenant, and/or requires Landlord to execute any documents or grants any third party any rights with respect to the Premises or this Lease. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be permitted to enter into a leasehold deed of trust or similar transaction with respect to this Lease.

(b)Permitted Transfers. [***]

Net Laboratory	9625 Towne Centre/Capricor - Page 25

In addition, Tenant shall have the right to assign this Lease (but not engage in any other Transfer), upon thirty (30) days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or non-bankruptcy corporate reorganization, provided that (i) such merger, consolidation, or corporate reorganization, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease and/or other obligations of Tenant, and (ii) the net worth (as determined in accordance with GAAP) of the assignee or other successor-in-interest, and the creditworthiness of the assignee or other successor-in-interest to support the financial obligations it will have or incur under the proposed assignment or other transaction, without taking into account any limitations on such liabilities under insolvency, bankruptcy, or similar laws, are not less than the greater of the net worth (as determined in accordance with GAAP) and equivalent creditworthiness of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) if the then-

Net Laboratory	9625 Towne Centre/Capricor - Page 26

current Tenant is not the surviving entity, then on or before the effective date of the Corporate Permitted Assignment, Tenant and the assignee or other successor-in-interest shall execute a reasonable form of acknowledgment of assignment acceptable to Landlord pursuant to which, among other things, such assignee or other successor-in-interest shall agree to assume or have assumed all of the terms, covenants and conditions of this Lease, and the assignee or other successor-in-interest shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c)Additional Conditions. As a condition to any Transfer, whether or not Landlord’s consent is required, Landlord may require:

(i)that any Transferee agree, in writing at the time of such Transfer, that if Landlord gives such party notice that Tenant is in default under this Lease, such Transferee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such Transferee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)[***]

(d)No Release of Tenant, Sharing of Excess Rents. Notwithstanding any Transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of the other obligations of the “Tenant” party under this Lease, arising before or after the date of the Transfer. If the rent due and payable by a Transferee (or a combination of the rental payable under such Transfer plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the Base Rent and Operating Expenses payable under this Lease with respect to the applicable portion of the Premises (excluding however, any Rent payable under this Section) and actual and reasonable and customary brokerage fees, legal costs, improvement allowances, and any design or construction fees (collectively, the “Sublease/Assignment Costs”) directly related to and required pursuant to the terms of any Transfer (“Excess Rents”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within ten (10) business days following receipt thereof by Tenant. For the purpose of calculating Excess Rents, the Sublease/Assignment Costs shall be amortized on a straight-lined basis over the term of the applicable sublease or assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)No Waiver. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from obtaining the consent of Landlord to any further Transfer nor shall it release Tenant or any Transferee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder,

Net Laboratory	9625 Towne Centre/Capricor - Page 27

or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any Transfer.

(f)Prior Conduct of Proposed Transferee. [***]

23.Estoppel Certificate. Tenant shall, within [***] of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that, to Tenant’s knowledge, there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon; provided that Tenant shall not be required to certify to any matter that is inaccurate, not within Tenant’s actual knowledge, or a legal conclusion. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within [***] after Tenant’s receipt of a second written notice from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

Upon request by Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon; provided that Landlord shall not be required to certify to any matter that is inaccurate, not within Landlord’s actual knowledge, or a legal conclusion.

24.Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a three hundred sixty (360) day year and thirty (30) day months.

26.Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E (the “Rules and Regulations”). Notwithstanding anything to the contrary contained in the Rules and Regulations, the Rules and Regulations shall be subject to the terms of the Lease. In no event shall the Rules and Regulations, or any amendment or supplement thereto, materially reduce

Net Laboratory	9625 Towne Centre/Capricor - Page 28

Tenant’s rights under this Lease, materially increase Tenant’s monetary obligations, materially interfere with Tenant’s use of the Premises for the Permitted Use, or impose standards inconsistent with the operation of a full-building life science, laboratory, manufacturing and office facility. If there is any conflict between the Rules and Regulations and this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project, if any, and shall not enforce such rules and regulations in a discriminatory manner.

27.Subordination. This Lease shall not be subject or subordinate to any Mortgage unless and until the Holder of such Mortgage, as the case may be, shall have executed, acknowledged and delivered to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) in a commercially reasonable form, pursuant to which any such Holder on behalf of itself or its respective successors and assigns (including any purchaser under foreclosure proceedings or a grantee under a deed in lieu of foreclosure) shall recognize Tenant's interest and rights under this Lease including, without limitation, Tenant rights under this Lease to continue to occupy the Premises (together with Tenant's nonexclusive rights in and to the Project, and Common Areas as provided herein) for the balance of the Term as long as Tenant is not in default beyond any applicable notice and cure period of any of its obligations hereunder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

As of the Effective Date, there is no existing Mortgage encumbering the Building.

28.Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in broom clean condition (a) in the same condition the Premises is in following the Substantial Completion of the Tenant Improvements (except for any Alterations or Installations permitted by Landlord to remain in the Premises pursuant to Section 12), subject to ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19, (b) with all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building removed, [***]

Net Laboratory	9625 Towne Centre/Capricor - Page 29

[***]

Upon the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

Net Laboratory	9625 Towne Centre/Capricor - Page 30

30.	Environmental Requirements.

(a)Prohibition/Compliance/Tenant Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term of the License Agreement or this Lease or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term of the License Agreement or this Lease or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term of the License Agreement or this Lease as a result of such contamination, except to the extent caused by Landlord or except as otherwise set forth in this Section 30(a). This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, about, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld, delayed or conditioned. Notwithstanding anything to the contrary contained in this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in, on, about or under the Premises which Tenant can prove existed in the Premises immediately prior to Tenant’s occupancy of the Premises under the License Agreement, or (ii) the presence of any Hazardous Materials in, on, about or under the Premises which Tenant can prove migrated from outside of the Premises into the Premises, except in either case, to the extent the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party. Tenant’s indemnification obligations set forth herein shall be subject to and conditioned upon the provisions set forth in the second paragraph of Section 16 above.

(b)Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises (excluding any Hazardous Materials contained in products customarily used by tenants in quantities for ordinary cleaning and office purposes) and setting forth any and all Environmental Permits expected to be required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises for Phase 1 of the Phased Tenant Improvement Plan attached as Schedule 3 to the Work Letter (“Hazardous Materials List”). Upon

Net Laboratory	9625 Towne Centre/Capricor - Page 31

Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises for Phase 2 of the Phased Tenant Improvement Plan, or after items on the Hazardous Materials List change or Tenant identifies Environmental Permits that will be needed after the phased Tenant improvement plan, Tenant shall deliver to Landlord a copy of such new or updated Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; notice of violations of any Legal Requirements regarding the Premises; plans relating to the installation of any storage tanks known as bulk storage tanks for the storage of carbon dioxide or liquid nitrogen oxide to be installed in or under the Project (which bulk storage tanks Landlord has approved; provided that Tenant shall not install any other aboveground storage tanks without the written consent of Landlord to do so, which consent may be withheld in Landlord’s reasonable discretion). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)Tenant Representation and Warranty. To the Tenant’s knowledge, Tenant hereby represents and warrants to Landlord that (i) during the past five (5) years, neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the Effective Date, Landlord shall have the right to pursue its remedies under this Lease to the extent such representation and warranty was materially false when made.

(d)Testing. Landlord shall have the right, but not the obligation, to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Lease is identified. In connection with such testing, upon the reasonable request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Lease, Tenant shall pay all costs to conduct such tests; otherwise Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Upon Tenant’s request, Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is liable under the terms of this Lease in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant. Landlord shall perform such testing on not less than seventy-two (72) hours advance written notice, it and its agents, representatives, contractors and guests shall comply with Tenant’s reasonable security, safety and standard operating procedures while in the Premises, such testing shall not unreasonably interfere with Tenant’s operations, Tenant shall receive a copy of the work plan for testing before it is implemented, and Tenant shall have the right to have a representative observe any testing and collect a split sample.

(e)Storage Tanks. If storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any

Net Laboratory	9625 Towne Centre/Capricor - Page 32

storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to use or install any underground storage tanks at the Project.

(f)Tenant’s Obligations. Tenant’s and Landlord’s obligations under this Section 30 shall survive the expiration or earlier termination of this Lease. Any period after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (or the failure to close out any Environmental Permits so that the Premises may be used on an unrestricted basis and/or without Tenant requiring any further access) shall constitute a holdover pursuant to Section 8.

(g)Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar legally binding enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31.Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within [***] after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of [***], then after such period of time as is reasonably necessary so long as Landlord has commenced the cure and is diligently prosecuting the same to completion). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. Nothing in this Section 31 shall limit Tenant’s express rights under this Lease to abatement, offset, self- help, termination or to pursue all rights and remedies available at law or in equity, subject to the terms of this Lease.

Notwithstanding the foregoing, if any claimed default by Landlord to perform any of its repair and/or maintenance obligations with respect to the Building under this Lease will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises or poses an immediate material threat to injure persons or damage property at the Building (each, a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within five (5) business days of obtaining knowledge of such claimed Material Landlord Default give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists. Landlord shall then have five (5) business days after receipt of such written notice to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure except to extent Tenant is not

Net Laboratory	9625 Towne Centre/Capricor - Page 33

required under this Lease to pay for the applicable repair and/or maintenance. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not materially adversely affect the Building structure or Building Systems, and shall be entitled to recover the actual and reasonable costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord within thirty (30) days after Landlord’s receipt of written notice from Tenant that such costs were incurred (with reasonable back-up documentation of such costs), but Tenant shall only be entitled to reimbursement for those costs of the cure that Landlord is expressly precluded from seeking reimbursement for as part of Operating Expenses or otherwise from Tenant under this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises (including any successor or assignee of the original Landlord). Upon the transfer by such owner of its interest in the Premises, provided that the transferee assumes in a signed writing all of Landlord’s obligations under the Lease from and after the date of transfer, (i) such transferring owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, (ii) Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder from and after the date of transfer, (iii) the transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease from and after the date of such transfer to be performed by Landlord, including return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a Holder as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

32.Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than seventy-two (72) hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last eighteen (18) months of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Notwithstanding the foregoing, except in the case of an emergency posing an imminent threat to persons or property, Landlord and its agents, representatives, contractors and guests shall not enter any cleanroom, cGMP, manufacturing or other controlled-access area without Tenant’s prior consent and shall comply with Tenant’s reasonable security, safety and standard operating procedures provided that Landlord has received prior written notice of the same.

33.Security. [***]

Net Laboratory	9625 Towne Centre/Capricor - Page 34

34.Force Majeure. Except for the payment of Rent and other sums due under this Lease (except to the extent abated, offset or otherwise suspended pursuant to the terms of this Lease), neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder to the extent, and only for so long as, such performance is actually delayed or prevented by acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) despite commercially reasonable efforts, failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, local, regional or national epidemic or pandemic, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, cyberattacks, ransomware attacks and similar events, fire or other casualty, and other causes or events beyond such party’s reasonable control (“Force Majeure”).

35.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Savills, Cushman & Wakefield and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills, Cushman & Wakefield and CBRE, claiming a commission or other form of compensation, if any, by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all broker fees to Savills, Cushman & Wakefield and CBRE pursuant to one or more separate agreements between Landlord and such parties, which shall not be part of the Operating Expenses.

36.Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

Notwithstanding any contrary provision of this Lease neither Tenant nor Landlord shall be liable to the other for any consequential, indirect, special, exemplary or punitive damages; provided, however, that this sentence shall not apply to Landlord’s damages (x) as expressly provided for in Section 8, and/or (y) in connection with Tenant’s obligations as more fully set forth in Section 30.

37.Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of

Net Laboratory	9625 Towne Centre/Capricor - Page 35

this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.	Signs; Exterior Appearance.

(a)Generally. Subject to Tenant’s rights under this Section 38, Section 12, Exhibit E and the other express terms of this Lease, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed except to the extent the applicable item materially affects the Building structure, roof, Building Systems or exterior appearance of the Project: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, except for the Building Sign, the Monument Sign and other signage permitted under this Section 38, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, except as reasonably required for Tenant’s security, privacy, cGMP, cleanroom, manufacturing or laboratory operations and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (iii) intentionally deleted, (iv) place any bottles, parcels or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony or exterior area, except as expressly permitted under this Lease, included in the Tenant Improvements, approved as an Alteration, reasonably required for Tenant’s Self-Management Obligations, or as otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, except as expressly permitted under this Section 38 or Exhibit E, required by Legal Requirements, or reasonably related to Tenant’s security, safety, access control, parking, loading, delivery, regulatory, construction, wayfinding or operational needs and not materially inconsistent with the exterior appearance of a Class A life science facility. Tenant may install lobby, suite-entry, directional, security, loading, parking, access-control and similar signage in and around the Premises and Project that is reasonably consistent with the character of a Class A life science facility and complies with Legal Requirements. The restrictions in this Section 38 shall not apply to interior signage, regulatory or safety notices, or temporary construction notices that are not visible from the exterior of the Building or that are required by Legal Requirements.

(b)Building Sign. Tenant shall have the exclusive right, at Tenant’s cost and expense, to install, maintain, repair, replace, rebrand and modify an exterior façade sign on the top exterior of the Building with Tenant’s name and/or logo in a location reasonably approved by Landlord (the “Building Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that the Building Sign, including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements; provided, however, Landlord’s approval shall not be required for like-kind replacements, rebranding or modifications that do not materially change the size, location, method of attachment or exterior appearance of the Building Sign. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the Building Sign, for the removal of Tenant’s name and logo from the Building Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal; provided, however, Tenant shall not be required to remove any existing sign structure, cabinet or other Building Sign elements that existed as of the Commencement Date or that Landlord elects to retain.

(c)Monument Sign. Tenant shall have the exclusive right, at Tenant’s cost and expense, to install, display, maintain, repair, replace, rebrand and modify Tenant’s name and/or logo on any existing monument sign in front of the Building and/or any replacement monument sign serving the Project (the “Monument Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements; provided, however, that Landlord’s approval shall not be required for like-kind replacements, rebranding or modifications that do not materially change the size, location, method of attachment or exterior appearance of Tenant’s signage on the Monument Sign. Tenant shall be responsible, at Tenant’s

Net Laboratory	9625 Towne Centre/Capricor - Page 36

sole cost and expense, for the maintenance of Tenant’s name and logo on the Monument Sign, for the removal of Tenant’s signage on the Monument Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal; provided that Tenant shall not be required to remove the existing monument sign structure or any monument sign elements that existed as of the Commencement Date or that Landlord elects to retain.

39.Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a)Extension Rights. Tenant shall have two (2) consecutive rights (each, an “Extension Right”) to extend the term of this Lease for five (5) years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least twelve (12) months prior, and no earlier than fifteen (15) months prior, to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term.

Upon the commencement of each Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by three percent (3%) per annum unless a different escalation is included in the determination of Market Rate. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Torrey Pines and UTC areas of San Diego area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any.

If, on or before the date which is one hundred eighty (180) days prior to the expiration of the Base Term of this Lease or the prior Extension Term, as applicable, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of this Lease for the Extension Term.

(b)	Arbitration.

(i)Within seven (7) days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within seven (7) days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within ten (10) days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The two (2) Arbitrators so appointed shall, within five (5) business days after their appointment, appoint a third Arbitrator. If the two (2) Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon ten (10) days prior written notice to the other party of such intent.

Net Laboratory	9625 Towne Centre/Capricor - Page 37

(ii)The decision of the Arbitrator(s) shall be made within thirty (30) days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than ten (10) years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego metropolitan area, or (B) a licensed commercial real estate broker with not less than fifteen (15) years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Rights shall not be in effect and Tenant may not exercise the Extension Rights:

(i)during any period of time that Tenant is in default under any provision of this Lease (beyond any applicable notice and cure periods); or

(ii)during any period that Tenant is occupying less than 75% of the Premises; or

(iii)if Tenant has been in default (beyond any applicable notice and cure periods) under any provision of this Lease three (3) or more times, whether or not such defaults have been cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise such Extension Right.

(d)Rights Personal. The Extension Rights are personal to Tenant and are not assignable without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any assignment of this Lease that constitutes a Permitted Assignment of this Lease.

(e)No Extensions. The period of time within which the Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Extension Rights.

(f)Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, Tenant fails to timely cure any default by Tenant under this Lease (beyond any applicable notice and cure periods).

40.	Miscellaneous.

(a)Notices. All notices or other communications between the parties shall be in writing and shall be delivered by (i) reputable overnight guaranty courier, (ii) hand delivery with signature confirming receipt, or (iii) email transmission to the email address set forth in the Basic Lease Provisions for the

Net Laboratory	9625 Towne Centre/Capricor - Page 38

applicable party, which email includes in the subject line (x) the Project address, (y) Tenant name and (z) “NOTICE UNDER LEASE” in all caps, provided a hard copy of any email notice is also sent the same day by one of the delivery methods provided in sub-sections (i) or (ii) (each, a “Follow Up Notice”). Notices delivered pursuant to the delivery methods provided in sub-sections (i) or (ii) shall be deemed duly given when actually received by the addressee or when delivery thereof is refused. Notices delivered via email and sent during the hours of 8:00 a.m. and 3:00 p.m. PST shall be deemed duly given on the day sent; provided, however, that any email notice delivered on a Saturday, Sunday or legal holiday observed in the State of California, or after 3:00 p.m. PST shall be deemed given on the next day that is not a Saturday, Sunday or legal holiday observed in the State of California. For the avoidance of doubt, for an email notice to be effective as provided in the immediately preceding sentence, a Follow Up Notice must be delivered to the addressee of the email notice within forty-eight (48) hours of the date that the email notice is delivered. If a Follow Up Notice is not received within such 48-hour period, actual notice will be deemed to have been given on the date that the Follow Up Notice is delivered rather than on the date of delivery of the email notice. Notwithstanding anything to the contrary contained herein, notice sent via email shall in no event constitute a notice hereunder if the sender receives notice or otherwise has knowledge that the email notice was not properly transmitted or otherwise received by the addressee. All notices shall be delivered to the parties at their addresses set forth in the Basic Lease Provisions. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)Financial Information. Tenant shall furnish to Landlord true and complete copies of (i) upon Landlord’s written request on an annual basis, Tenant’s most recent audited annual financial statements, provided, however, that Tenant shall not be required to deliver to Landlord such annual financial statements for any particular year sooner than the date that is ninety (90) days after the end of each of Tenant’s fiscal years during the Term, (ii) upon Landlord’s written request on a quarterly basis, Tenant’s most recent unaudited quarterly financial statements; provided, however, that Tenant shall not be required to deliver to Landlord such quarterly financial statements for any particular quarter sooner that the date that is forty-five (45) days after the end of each of Tenant’s fiscal quarters during the Term, (iii) upon Landlord’s written request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) upon Landlord’s written request from time to time, corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) upon Landlord’s written request from time to time, any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 40(c) may be delivered to Tenant via email. So long as Tenant is a "public company" and its financial information is publicly available, then the foregoing delivery requirements of this Section 40(c) shall not apply.

If Tenant is not a public company, Landlord agrees to hold the financial statements and other financial information provided under this section in confidence using at least the same degree of care that Landlord uses to protect its own confidential information of a similar nature; provided, however, that Landlord may disclose such information to Landlord’s auditors, attorneys, consultants, lenders, affiliates, prospective purchasers and investors and other third parties as reasonably required in the ordinary course of Landlord’s operations, provided that Landlord shall request that such parties treat the information as confidential. The obligations of confidentiality hereunder shall not apply to information that was in the public domain at the time it was disclosed to Landlord, entered into the public domain subsequent to the time it was disclosed to Landlord through no fault of Landlord, or was disclosed by Tenant to a third party without any confidentiality restrictions. In addition, Landlord may disclose such information without violating this section to the extent that disclosure is reasonably necessary (x) for Landlord to enforce its rights or defend itself under this Lease; (y) for required submissions to any state or federal regulatory body; or (z) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, provided that, other than in an emergency, before disclosing such information, Landlord shall

Net Laboratory	9625 Towne Centre/Capricor - Page 39

give Tenant 5 business days’ prior notice of the same to allow Tenant to obtain a protective order or such other judicial relief.

(d)Recordation. Tenant may prepare, at Tenant’s sole cost and expense, a commercially reasonable memorandum of lease in a form and content reasonably approved by Landlord, and upon approval Landlord shall execute and acknowledge such memorandum and Tenant, at Tenant’s sole cost and expense, may record such memorandum in the real property records. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements. Tenant shall notify Landlord in advance of any such filing of this Lease with the SEC and shall either redact or exclude from the filing any terms or provisions reasonably requested by Landlord to be maintained as confidential, to the extent permitted by applicable SEC regulations.

(e)Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state of California, excluding any principles of conflicts of laws. Except for the determination of Market Rate pursuant to the arbitration provision contained in Section 39(b), any action, suit, or proceeding arising out of or relating to this Lease shall be brought exclusively in the state or federal courts located in San Diego County, California.

(i)Time. Time is of the essence as to the performance of each party’s respective obligations under this Lease.

(j)OFAC. Each party represents and warrants to the other party that it is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

Net Laboratory	9625 Towne Centre/Capricor - Page 40

(k)Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m)No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n)Landlord’s Proprietary Operations. Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, non-public information concerning Landlord’s Building Systems. Tenant shall notify Landlord immediately if Tenant becomes aware of any third party contacting Tenant or any Tenant Parties requesting information regarding Landlord’s business operations.

(o)Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(p)Redevelopment of Project. Landlord shall not, without the prior written consent of Tenant, (i) construct additional buildings or other structures on the Project, (ii) reduce, relocate or reconfigure the parking areas located in the Project, (iii) change the size, dimensions, location or Tenant’s Permitted Use of the Premises, and/or (iv) otherwise construct improvements in the Project that would obstruct or interfere with Tenant’s use, access to or enjoyment of the Premises or the parking areas. If Tenant desires any additional buildings or structures constructed on the Project, Tenant shall provide written notice to Landlord with a description of such request, and Landlord and Tenant shall enter into good faith negotiations with respect thereto; provided that neither party shall be obligated to enter into an agreement with respect to the construction of additional buildings or structures unless the parties come to terms acceptable to each party in its sole and absolute discretion.

(q)EV Charging Stations. To the extent that the Project is not exempt under Section 1952.7 of the California Civil Code, Landlord shall not unreasonably withhold its consent to Tenant’s written request to install one (1) or more electric vehicle car charging stations (“EV Stations”) in the parking area serving the Project; provided, however, that Tenant complies with all reasonable requirements, standards, rules and regulations which may be imposed by Landlord, at the time Landlord’s consent is granted, in connection with Tenant’s installation, maintenance, repair and operation of such EV Stations, which may include, without limitation, Landlord’s designation of the location of Tenant’s EV Stations, and Tenant’s payment of all costs whether incurred by Landlord or Tenant in connection with the installation, maintenance, repair and operation of each Tenant’s EV Station(s). Nothing contained in this paragraph is intended to increase the number of parking spaces which Tenant is otherwise entitled to use at the Project under Section 10 of

Net Laboratory	9625 Towne Centre/Capricor - Page 41

this Lease nor impose any additional obligations on Landlord with respect to Tenant’s parking rights at the Project.

(r)California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

(s)Counterparts. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(t)Third Party Agreements. If, during the Term, (a) Tenant requests that Landlord review, prepare, and/or negotiate documents between Landlord and any third party (collectively, “Third Party Documents”) relating to Tenant’s use and occupancy of the Premises (other than lien waivers which are governed by Section 12), and (b) Landlord agrees, in Landlord’s sole discretion and without obligation to do so, to review, prepare, and/ or negotiate such Third Party Documents, then Landlord shall be entitled to reimbursement from Tenant for its actual, reasonable out-of-pocket costs incurred in connection with the review, preparation, and/or negotiation of such Third Party Documents.

Net Laboratory	9625 Towne Centre/Capricor - Page 42

(u)Prevailing Party’s Fees. In the event that either party should bring suit or commence any suit or proceeding related to this Lease against the other party, then, notwithstanding anything to the contrary contained in Section 16, all reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by the prevailing party relating to such legal action (including any action or participation in or in connection with any case or proceeding under the Bankruptcy Code in establishing or enforcing the right to indemnification in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding) shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

[ Signatures on next page ]

Net Laboratory	9625 Towne Centre/Capricor - Page 43

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

CAPRICOR THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ AJ Bergmann
Name:	AJ Bergmann
Its:	CFO

⌧ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-SD REGION NO. 39 OWNER, LLC,
a Delaware limited liability company

By:					ARE-SD Region No. 39 HoldCo, LLC,
a Delaware limited liability company,
managing member

By:	ARE-SD Region No. 39 JV, LLC,
a Delaware limited liability company,
managing member

	By:	ARE-SD Region No. 39 MM, LLC,
a Delaware limited liability company,
managing member

		By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

			By:	ARE-QRS Corp.,
a Maryland corporation,
general partner

				By:	/s/ Gary Dean
				Name:	Gary Dean
				Its:	Executive Vice President – Real Estate Legal Affairs

Net Laboratory	9625 Towne Centre/Capricor - Page 44

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 45

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 46

EXHIBIT C TO LEASE

WORK LETTER

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 47

EXHIBIT D TO LEASE

ACKNOWLEDGEMENT OF COMMENCEMENT DATE

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 48

EXHIBIT E TO LEASE

RULES AND REGULATIONS

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 49

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

Net Laboratory	9625 Towne Centre/Capricor - Page 50

EXHIBIT G TO LEASE

OPERATING EXPENSE EXCLUSIONS

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 51

EXHIBIT H TO LEASE

LANDLORD’S FF&E

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 52

EXHIBIT I TO LEASE

MAINTENANCE RESPONSIBILITIES MATRIX

[***]

Net Laboratory	9625 Towne Centre/Capricor - Page 53

EXHIBIT J TO LEASE

REMAINING LANDLORD REPAIRS

[***]